As filed with the Securities and Exchange Commission on June 1, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________________________________________________________________
LYONDELLBASELL INDUSTRIES N.V.
(Exact name of registrant as specified in its charter)
_____________________________________________________________________________________________

Netherlands		98-0646235
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

1221 McKinney St.,	4th Floor, One Vine Street	Delftseplein 27E
Suite 300	London	3013AA Rotterdam
Houston, Texas	W1J0AH	Netherlands
USA 77010	United Kingdom
(713) 309-7200	+44 (0) 207 220 2600	+31 (0) 10 2755 500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________________________________________________________________________________
LyondellBasell Industries Long-Term Incentive Plan
LyondellBasell Industries N.V. Global Employee Stock Purchase Plan
(Full title of the plans)
Jeffrey A. Kaplan
Executive Vice President and Chief Legal Officer
LyondellBasell Industries N.V.
1221 McKinney St.,
Suite 300
Houston, TX 77010
(713) 309-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________________________________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_____________________________________________________________________________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered		Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary shares, par value €0.04 per share:
	To be issued pursuant to the LyondellBasell Industries Long-Term Incentive Plan	8,000,000	$110.37	$882,960,000.00	$96,330.94
	To be issued pursuant to the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan	3,000,000	$110.37	$331,110,000.00	$36,124.10

(1)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional ordinary shares, par value €0.04 per share (the “Ordinary Shares”) of LyondellBasell Industries N.V. (the “Registrant”) that may from time to time be offered or issued in respect of the securities registered by this registration statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding Ordinary Shares are converted or exchanged.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Ordinary Shares on the New York Stock Exchange on May 26, 2021.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by LyondellBasell Industries N.V. (the “Registrant”), relating to 8,000,000 ordinary shares of its common stock, par value €0.04 per share (the “Ordinary Shares”) issuable pursuant to the LyondellBasell Industries Long-Term Incentive Plan (the “LTIP”) and 3,000,000 Ordinary Shares issuable to eligible persons under the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan (the “ESPP”).
Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (“Commission”) on August 23, 2012 (Registration No. 333-183500) and November 24, 2010 (Registration No. 333-170814) which relate to the LTIP and on August 23, 2012 (Registration No. 333-183501) which relates to the ESPP are incorporated herein by reference and made a part hereof, except for those items being updated by this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6.    Indemnification of Directors and Officers.
Article 24 of the Articles of Association of the Registrant contains indemnification provisions for its current and former directors and officers, as well as directors and officers of its subsidiaries, as described generally below.
Pursuant to the Articles of Association, we are obligated to indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she (or a person or entity for whom he or she) is or was a member of the Board of the Registrant or a similar body of its subsidiaries or is or was serving as an agent of the Registrant, including service with respect to employee benefit plans. For these purposes, an “agent” includes any person who is or was a Board member, officer, employee or other agent of the Registrant or is or was serving at our request as a board member, director, officer, employee or other agent of another company, partnership, joint venture, trust or other enterprise. Our indemnification obligation applies to all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred, except that our indemnification does not apply in respect of any claim, issue or matter as to which the person is adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to us, unless and only to the extent that the court in which such action suit or proceeding was brought or any other court having appropriate jurisdiction determines otherwise.
Expenses (including attorneys’ fees) incurred in defending a proceeding may be paid by us in advance of the final disposition of such proceeding upon a resolution of the Board with respect to the specific case upon receipt of an undertaking by or on behalf of the person seeking to have his or her expenses paid to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by us.
We have entered into indemnification agreements with our current directors. We believe that these indemnification agreements are necessary to attract and retain qualified persons as our directors. The SEC has noted, however, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
We also maintain directors’ and officers’ liability insurance coverage.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Articles of Association of LyondellBasell Industries N.V., as amended on June 1, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 5, 2018)

5.1*	Opinion of De Brauw Blackstone Westbroek N.V., regarding the legality of the Ordinary Shares being registered hereunder

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	LyondellBasell Industries Long-Term Incentive Plan (incorporated by reference to Appendix B to the Registrant’s definitive proxy statement filed on April 12, 2021).

99.2	LyondellBasell Industries N.V. Global Employee Stock Purchase Plan (incorporated by reference to Appendix C to the Registrant’s definitive proxy statement filed on April 12, 2021).

•Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands, on June 1, 2021.

LyondellBasell Industries N.V.

By:	/s/ Jeffrey A. Kaplan
Name:	Jeffrey A. Kaplan
Title:	Executive Vice President and Chief Legal Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bhavesh V. Patel, Michael C. McMurray and Jeffrey A. Kaplan, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, the following persons have signed this Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Bhavesh V. Patel	Chief Executive Officer and Director	June 1, 2021
Bhavesh V. Patel	(Principal Executive Officer)

/s/ Michael C. McMurray	Executive Vice President and Chief Financial Officer	June 1, 2021
Michael C. McMurray	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jacques Aigrain	Chairman of the Board and Director	June 1, 2021
Jacques Aigrain

/s/ Lincoln Benet	Director	June 1, 2021
Lincoln Benet

/s/ Jagjeet S. Bindra	Director	June 1, 2021
Jagjeet S. Bindra

/s/ Robin W.T. Buchanan	Director	June 1, 2021
Robin W.T. Buchanan

/s/ Anthony R. Chase	Director	June 1, 2021
Anthony R. Chase

/s/ Stephen F. Cooper	Director	June 1, 2021
Stephen F. Cooper

/s/ Nance K. Dicciani	Director	June 1, 2021
Nance K. Dicciani

/s/ Robert W. Dudley	Director	June 1, 2021
Robert W. Dudley

/s/ Claire S. Farley	Director	June 1, 2021
Claire S. Farley

/s/ Michael S. Hanley	Director	June 1, 2021
Michael S. Hanley

/s/ Albert J. Manifold	Director	June 1, 2021
Albert J. Manifold